Exhibit 99.1

Rogers Corporation Updates Guidance for the Fourth Quarter

ROGERS, Conn.--(BUSINESS WIRE)--January 5, 2012--Rogers Corporation (NYSE:ROG) today announced revised guidance for its fiscal fourth quarter ended December 31, 2011. Rogers now projects fourth quarter net sales of approximately $127 million compared to the October 31, 2011 guidance of $131 to $138 million. GAAP earnings per diluted share for the fourth quarter 2011 are now expected to range between breakeven and a loss of $0.10. These per share estimates include anticipated net one-time charges of approximately $0.32 per diluted share during the quarter. Excluding these charges, non-GAAP earnings per diluted share are expected to be in the range of $0.22 to $0.32 compared to the October 31, 2011 guidance of $0.43 to $0.53 per diluted shares.

The one-time charges are related primarily to expenses incurred as part of the transition contract with the former CEO Robert D. Wachob, as certain transition expenses are being accelerated and charged to calendar year 2011 as required under GAAP, as well as charges for the impairment of a held for sale building and certain other employee related matters. Also, the Company decided to end the operations of its Thermal Management Solutions segment during the quarter and will treat the segment as a discontinued operation for reporting purposes in accordance with GAAP. Charges associated with this shut down are anticipated to be approximately $0.09 per diluted share and are included in the one-time charges noted above. Operations for this segment were substantially complete by the end of fiscal year 2011.

The Company is currently working through its year-end closing process to finalize results, which it expects to report during the third week of February 2012. A table reconciling the GAAP and non-GAAP earnings amounts with the updated guidance projections is included below in this press release.

Bruce D. Hoechner, President and CEO commented, “As we had anticipated in October, demand across many of our markets continued to weaken through the fourth quarter, adversely affecting the sales and earnings of many of our business segments. The crisis in Europe as well as the railway situation in China had the greatest impact on our business performance. However, we experienced greater softening than expected in our advanced circuit materials business for the wireless infrastructure market, as customer orders slowed towards the end of the quarter more than we had anticipated. We believe this demand reduction was primarily due to aggressive year-end inventory management across the supply chain. Although our visibility into the future is limited, it is expected that normal ordering patterns should return in the first half of 2012. We continue to believe in the underlying strength of our core markets and view this slowdown as a temporary event in an otherwise strong outlook for the future. Also during the quarter, we made the strategic decision to end the operations in our Thermal Management Solutions segment. This business has not been able to achieve our objectives since the Company acquired the technology a few years ago, and recent developments have diminished its future prospects. We expect this decision will favorably impact our results going forward, and will enable us to redeploy key resources in other areas to continue fueling our growth initiatives.”

Projected Earnings per Diluted Share Guidance Reconciliation:	Fourth Quarter 2011 EPS Range
	Low	High
Non-GAAP estimated earnings from operations	$0.22	$0.32

Impact of one-time charges related to CEO transition and other noted charges	(0.23)	(0.23)

One-time TMS impairment charges	(0.09)	(0.09)
Total one-time adjustments	(0.32)	(0.32)

GAAP estimated net income (loss)	$(0.10)	$0.00

Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain one-time expenses that may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and liquidity and when planning, forecasting and analyzing future periods.

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this press release, including but not limited to projections of financial results and planned operational enhancements that are not strictly historical may be deemed to be “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, changing business, economic, and political conditions both in the United States and in other countries, particularly in light of the sovereign debt issues globally, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward looking statements. All information in this press release is as of January 5, 2012 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, Manager of Investor and Public Relations
Phone: 860-779-4037
Fax: 860-779-5509
Email: william.tryon@rogerscorp.com
OR
Website Address:
http://www.rogerscorp.com